Exhibit 21

                Subsidiaries of Wireless Age Communications, Inc.

Prime Wireless Corporation is an Ontario corporation. The subsidiary does business under its own name.

Marlon Distributors Ltd. is a company incorporated under the Canada Business Corporations Act. The subsidiary does business under its own name.

Prime Battery Products Limited is an Ontario corporation. The subsidiary does business under its own name.

Wireless Source Distribution Ltd. is a Saskatchewan corporation. The subsidiary does business under its own name.

Wireless Age Communications Ltd. (94% owned by Wireless Age Communications, Inc.) is a Saskatchewan corporation. The subsidiary does business under its own name.

DB Sim Holdings Ltd. is a Saskatchewan corporation and is an inactive subsidiary of the Company.

1588102 Ontario Inc. is an Ontario corporation. The subsidiary is a special purpose administrative subsidiary and conducts no operating businesses.

mmwave Technologies Inc. is a Federal corporation. The subsidiary company does business under its own name.

Knowlton Pass Electronics Inc. is a Federal corporation. The subsidiary company does business under the name Wireless Works.